Exhibit (a)(5)(B)

H World Group Limited Announces Completion of the Put Right Offer for

Its 3.00% Convertible Senior Notes due 2026

Shanghai, April 30, 2024 — H World Group Limited (Nasdaq: HTHT and HKEx: 1179, the “Company” or “H World”), a key player in the global hotel industry, today announced that it has completed its previously announced put right offer relating to its 3.00% Convertible Senior Notes due 2026 (CUSIP No. 44332NAB2) (the “Notes”). The put right offer expired at 5:00 p.m., New York City time, on Monday, April 29, 2024. Based on information from Wilmington Trust, National Association as the paying agent for the Notes, none of the Notes were validly surrendered prior to the expiration of the put right offer. The aggregate repurchase price of these Notes was nil.

Materials filed with the Securities and Exchange Commission (the “SEC”) will be available electronically without charge at the SEC’s website, http://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://ir.hworld.com/.

About H World Group Limited

Originated in China, H World Group Limited is a key player in the global hotel industry. As of December 31, 2023, H World operated 9,394 hotels with 912,444 rooms in operation in 18 countries. H World’s brands include Hi Inn, Elan Hotel, HanTing Hotel, JI Hotel, Starway Hotel, Orange Hotel, Crystal Orange Hotel, Manxin Hotel, Madison Hotel, Joya Hotel, Blossom House, Ni Hao Hotel, CitiGO Hotel, Steigenberger Hotels & Resorts, MAXX, Jaz in the City, IntercityHotel, Zleep Hotels, Steigenberger Icon and Song Hotels. In addition, H World also has the rights as master franchisee for Mercure, Ibis and Ibis Styles, and co-development rights for Grand Mercure and Novotel, in the pan-China region.

H World’s business includes leased and owned, manachised and franchised models. Under the lease and ownership model, H World directly operates hotels typically located on leased or owned properties. Under the manachise model, H World manages manachised hotels through the on-site hotel managers that H World appoints, and H World collects fees from franchisees. Under the franchise model, H World provides training, reservations and support services to the franchised hotels, and collects fees from franchisees but does not appoint on-site hotel managers. H World applies a consistent standard and platform across all of its hotels. As of December 31, 2023, H World operated 11 percent of its hotel rooms under lease and ownership model, and 89 percent under manachise and franchise model.

For more information, please visit H World’s website: https://ir.hworld.com.

Contact Information

Investor Relations

Tel: +86 (21) 6195 9561

Email: ir@hworld.com

https://ir.hworld.com